Exhibit 5.1

                 Opinion of Counsel, regarding the legality
                   of the securities registered hereunder

December 20, 2001
Yi Wan Group, Inc.
24 Jian Guo Men Wai Road
Suite 1802
Jingtai Building 100022
Beijing, P.R. China

Re:   Registration Statement Form S-8

Gentleman:

      I have acted as counsel for Yi Wan Group, Inc. (the "company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 250,000 shares of the Company's common stock, (the "common stock"), issuable pursuant to the Company's Legal Services Compensation Agreement (the "Plan").

      I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

      Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Sincerely yours,

                                       Stibel & Toulan LLP

                                       By /s/ Roy D. Toulan, Jr.
                                       Roy D. Toulan, Jr., Esq.